Exhibit 99.1

DALLAS—(BUSINESS WIRE)—Oct. 4, 2004—Univision Communications Inc. (NYSE: UVN - News), the leading Spanish-language media company in the United States, announced today that it has reached an agreement with Salem Communications, Inc. to exchange the assets of WIND-AM (560 KHz, licensed to Chicago, Illinois), KOBT-FM (100.7 MHz, licensed to Winnie, Texas), KHCK-AM (1480 KHz, licensed to Dallas, Texas), and KOSL-FM (94.3 MHz, licensed to Jackson, California), serving the Chicago, Northern Houston, Dallas, and Sacramento markets, respectively, for the assets of WZFS-FM (106.7 MHz, licensed to Des Plaines, Illinois) and KSFB-FM (100.7 MHz, licensed to San Raphael, California), serving the Chicago and Northern San Francisco markets, respectively.

The asset exchange provides an opportunity for Univision Radio to strengthen its radio station portfolio with facilities that are more closely aligned with its strategic and financial performance objectives. Univision Radio intends to transfer its Regional Mexican “Radio Exitos” music format from WIND-AM to WZFS-FM. KSFB-FM will combine with Univision Radio’s KEMR-FM to more fully cover the multi-county San Francisco and San Jose markets with a simulcast of its Regional Mexican “Viva” format. The exchange of the Chicago and Dallas AM stations will not affect the coverage of RadioCadena Univision, the Company’s recently launched AM Network, which is broadcast over other AM stations owned by Univision Radio in those markets.

McHenry T. Tichenor, Jr., President of Univision Radio, commented, “We are very pleased to have struck a deal that will improve our strong competitive positions in San Francisco and Chicago, the fourth and fifth largest Hispanic radio markets in the United States. These moves reflect our commitment to deploy our resources to areas where we believe they will yield the greatest returns.”

The transaction, which is subject to regulatory approval and other closing conditions, is expected to close in the first quarter of 2005. Univision Communications anticipates taking a charge of up to approximately $2.5 million related to severance and the closing of the Sacramento facilities in the fourth quarter or 2005 first quarter. The parties to the transaction intend to treat the exchange as a “like-kind” exchange for federal tax purposes.

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 80% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavision, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.